EXHIBIT 11.1
                    FREEPORT-McMoRan COPPER & GOLD INC.
                 COMPUTATION OF NET INCOME PER COMMON AND
                          COMMON EQUIVALENT SHARE

                                     Three Months Ended     Nine Months Ended
                                        September 30,        September 30,
                                     ------------------   -------------------
                                       1995      1994       1995       1994
                                     --------  --------   --------   --------
                                     (In Thousands, Except Per Share Amounts)
Primary:
  Net income applicable to
    common stock                      $60,533   $13,463   $145,151    $36,740
                                      =======   =======   ========    =======

  Average common shares
    outstanding                       202,592   205,933    204,567    205,692
  Common stock equivalents:
    Stock options                       1,466      -           489       -
                                      -------   -------    -------    -------
  Common and common equivalent
    shares                            204,058   205,933    205,056    205,692
                                      =======   =======    =======    =======
  Net income per common and
    common equivalent share              $.30      $.07       $.71       $.18
                                         ====      ====       ====       ====